EXHIBIT 99

Rowan Companies, Inc.
News Release                         2800 Post Oak Boulevard, Suite 5450
                                           Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                          August 30, 2005

ROWAN REPORTS ON CONDITION OF OFFSHORE FLEET
FOLLOWING HURRICANE KATRINA

HOUSTON, TEXAS -- Rowan Companies, Inc. (RDC-NYSE) announced today that it has completed an initial aerial survey of its 22 rigs in the Gulf of Mexico. All of the Company’s rigs were located, with the exception of the Rowan-New Orleans. The Company is undertaking efforts to locate the rig and fears it may have capsized and sunk offshore Louisiana.  All appropriate regulatory agencies have been notified.

Rowan’s other rigs in the area appear to have sustained minimal damage but a complete evaluation of their condition will require a closer inspection upon the return of the Company’s drilling personnel.

The Rowan-New Orleans was a LeTourneau 52-class slot jack-up rig. The rig had been secured at its pre-storm location in Main Pass Block 185 and all personnel were evacuated prior to the arrival of Hurricane Katrina.   The rig was insured for $8.5 million and had a carrying value of approximately $7.4 million.

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining and timber industries, and a drilling products division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 24 operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. For additional information, contact William C. Provine, Vice-President - Investor Relations, at 713-960-7575 or visit Rowan’s website at www.rowancompanies.com.

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.